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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 1996

                             TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)

  Washington                      0-26820                        93-0962605
(State or other                 (Commission                     (IRS Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)

2815 Eastlake Avenue East
Seattle, Washington                                          98102-3027
(Address of Principal Executive Office)                      (Zip Code)

Registrant's telephone number, including area code:          (206) 325-0800

                                      None
         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

        The Company concluded on July 11, 1996, a private placement of Units, each Unit consisting of two shares of Series A Convertible Preferred Stock and one Redeemable Common Stock Purchase Warrant, with H.J. Meyers & Co., Inc. of Rochester, New York, acting as the Company's Sales Agent, in which the Company raised a total of $8,024,000. The Redeemable Common Stock Purchase Warrants are identical to the Redeemable Common Stock Purchase Warrants (the "Warrants") traded on the Nasdaq Smallcap Market under the symbol "TERAW," except that the newly issued Warrants are subject to resale restrictions because of the private sale. Due to antidilution provisions contained in the Warrants, the exercise price of the Warrants has been changed so that the exercise price will be $5.94 per share of Common Stock through March 24, 1998, and $6.74 per share of Common Stock thereafter through September 24, 2000, at which time the Warrants will expire, and the number of shares of Common Stock upon the exercise of each outstanding Warrant has increased from 1 share to 1.21 shares through May 24, 1998, and 1.25 shares thereafter through September 24, 2000.

        The above numbers do not include 85,000 Warrants which are issuable to H.J. Meyers & Co., Inc. pursuant to a Representative's Warrant issued in connection with the Company's initial public offering in September 1995 or 118,000 Warrants also issuable to H.J. Meyers & Co., Inc. pursuant to a Sales Agent's Warrant issued in connection with the private placement described above.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TERA COMPUTER COMPANY


                                        By: /s/ James E. Rottsolk
                                           ------------------------------
                                           James E. Rottsolk
                                           President and Chief Executive Officer

Date: July 15, 1996

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